Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into by and between Thomas J. Bresnan, an individual residing at 6811 East Avenida De Santiago, Anaheim Hills, CA 92807 (the “Employee”) and New Horizons Worldwide, Inc., a Delaware corporation (the “Company”). Employee and the Company are sometimes collectively referred to as the “Parties” and, individually, as a “Party.” This Agreement shall be effective as of the later date of execution (the “Effective Date”) by the Parties.

RECITALS

WHEREAS, Employee is and has been employed by the Company as President and Chief Executive Officer (“CEO”);

WHEREAS, the Company and Employee have agreed on the terms of Employee’s continued employment with and departure from the Company (the “Separation”);

WHEREAS, the Parties wish to resolve all matters and issues between them arising from or relating to Employee’s employment by the Company and the Separation; and

WHEREAS, the Parties desire to enter into an agreement confirming and providing for, among other things: (i) the voluntary separation of employment by Employee, (ii) a release of claims by Employee, and (iii) confidentiality and non-solicitation covenants and agreements of Employee; all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective obligations and undertakings hereinafter set forth, the Parties hereby voluntarily and of their own free will agree as follows:

1. Employment. Employee’s employment with the Company shall continue through the earlier of (i) 5 p.m. Pacific time on July 31, 2006, or (ii) the date Employee and the Company mutually agree that Employee’s services to the Company shall terminate (the “Separation Date”). Employee agrees to continue to perform his duties as President and Chief Executive Officer of the Company and to devote his full time and best efforts to the business of the Company through the Separation Date. Employee acknowledges that all of the benefits to be provided Employee by the Company pursuant to this Agreement as of and subsequent to the Separation Date are subject to such performance.

2. Severance Pay. Following the Separation Date, the Company shall pay Employee, as severance pay, one (1) year’s annual base salary as currently in effect pursuant to the Company’s normal payroll practices.

3. Health Benefits/COBRA.

(a) Following the Separation Date,

(i) As long as the Company’s then existing healthcare provider permits the Company to do so and the Company is permitted by applicable law, the Company shall make available to Employee, for a period of twelve (12) months from the Separation Date or for such shorter period that may occur should the Employee become insured elsewhere, healthcare benefits on such terms as are generally provided to then-existing employees of the Company.

(ii) If the Company’s then existing healthcare provider or any applicable law does not permit the Company to offer the Employee such continued healthcare benefits on such terms as are generally provided to then-existing employees of the Company, then the Company shall pay for up to twelve (12) months of the Employee’s continuation of coverage under the federal Consolidation Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Internal Revenue Code § 4980(B)(f), after Employee makes the election within sixty days after the existing coverage ceases.

(b) Employee shall be entitled to continuation of coverage under the Company’s health/medical insurance plan at Employee’s own expense pursuant to any rights Employee may have under the federal Consolidation Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Internal Revenue Code § 4980(B)(f). Such continuation shall be afforded up to the maximum period provided by law so long as Employee submits payments for elected coverage and otherwise complies with conditions of continuation on a timely basis.

4. Loan Forgiveness. If the Company achieves all of the objectives identified on Exhibit 1 attached hereto as of the dates specified therein with the active participation and assistance of Employee, the Company shall forgive Employee’s three hundred thousand dollar ($300,000.00) loan from the Company as of the Separation Date. If such objectives are achieved in whole or in part after the specified dates with the active participation and assistance of Employee, including assistance rendered subsequent to the Separation Date, such loan may also be forgiven, in whole or in part, as determined by the Company in its absolute discretion.

5. Access to Company Voice Mail and Email. Following the Separation Date, Employee shall continue to have access to Company voicemail and email systems for a period of six (6) months.

6. Option to Purchase Company Computer. For a period of twenty (20) days following the Separation Date, Employee shall have the option to purchase his Company issued laptop computer at net book value. Prior to delivery of such computer its contents shall be reviewed by the Company and any confidential or proprietary information of the Company shall be deleted.

7. Vested Stock Options. Upon the Separation Date, all of the options to purchase shares of common stock of the Company which are exercisable as of that date (the “Vested Options”) shall remain exercisable for a period equal to the shorter of (i) fifteen (15) months from the Separation Date or (ii) the expiration of the term of such options.

8. Non-Vested Stock Options. Upon the Separation Date and upon Employee’s execution of the General Release of Claims attached hereto as Exhibit 2, which Employee must execute on or after, but not before, the Separation Date, the options to purchase 75,000 shares of common stock of the Company granted to Employee as of January 13, 2006 (the “Non-Vested Options”), shall immediately become vested. The Non-Vested Options shall remain exercisable for period of fifteen (15) months from the Separation Date.

9. Vacation Pay. Upon the Separation Date, Employee shall be entitled to payment for accrued but unused vacation in accordance with the Company’s historical practice.

10. Adequacy of Consideration. The Parties agree and acknowledge that the respective obligations and undertakings set forth herein constitute adequate consideration for the Parties’ respective covenants and obligations set forth herein. Employee acknowledges that the payments described in this Agreement are over and above any contracts, severance or any other rights which Employee may have as a result of the Separation.

11. No Other Compensation. Except as described in this Agreement, Employee shall not be entitled to any other compensation (including further participation in any benefit plans) in connection with his employment or the Separation.

12. Employee Releases.

(a) Employee does hereby for Employee and for Employee’s heirs, devisees, executors, administrators, personal representatives, legal representatives, beneficiaries, successors (including successors in any fiduciary capacity), assigns, and any and all other persons who might ever claim by, through or under him, acting as such (collectively, the “Employee Related Persons”), release, acquit, and forever discharge the Company, together with any and all affiliated or related businesses or corporations, as well as its and their predecessors, parents, subsidiaries, affiliates, agents, officers, directors, management, shareholders, employees, representatives, and attorneys, whether past or present, both known and unknown, in both their individual and agency capacities (collectively, the “Company Entities”), jointly and severally, from any and all claims, demands, losses, proceedings, costs, expenses, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, whether known or unknown, suspected or unsuspected, at both law and equity, arising from the beginning of time through and including the Effective Date (collectively, “Claims”), including, but not limited to, any and all Claims and/or demands for back pay, reinstatement, hire or re-hire, front pay, stock options, group insurance, or employee benefits of whatsoever kind, any and all Claims for monies or expenses, any and all Claims arising out of or relating to the cessation of Employee’s employment with Company, any and all Claims for breach of contract or Employee’s failure to obtain employment at any other company or with any other person or employer, any and all Claims of violation of any state or federal anti-discrimination statutes or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, and any and all Claims of wrongful termination, public policy, tort, retaliation, breach of contract, tortious interference, defamation, intentional or negligent infliction of emotional distress and/or demands for attorneys’ fees and legal expenses.

This Release extends to all claims of every kind or nature whatsoever, whether known or unknown, suspected or unsuspected. Prior to executing this Agreement, Employee was made aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

and he does hereby waive its effect.

(b) The Company acknowledges and agrees that the releases contained in this Paragraph 12 do not affect the obligations of the Company arising under this Agreement.

13. Confidentiality; Non-Solicitation; Non-Interference.

(a) Employee shall continue to hold in a fiduciary capacity for the benefit of the Company all proprietary or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses (including all information, knowledge or data relating to customers or clients or potential customers or clients of the Company or any of its affiliated companies), which shall have been obtained by Employee during Employee’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement) (collectively, the “Confidential Information”). After the Separation Date, Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it or to an attorney retained by Employee.

(b) Immediately after the Separation Date, Employee shall immediately return to the Company, in good condition: (i) the originals and all copies of any materials, whether in paper, electronic or other media, that contain, reflect, summarize, describe, analyze or refer or relate to any Confidential Information; and (ii) all other property of the Company, including, but not limited to, computers, handheld electronic devices, cellular telephones, briefcases and furniture.

(c) For a period of twenty-four (24) months after the Separation Date, Employee shall not, directly or indirectly, on behalf of Employee or any other person or entity, solicit for employment or hire any person employed by the Company or its affiliates.

(d) For a period of twenty-four (24) months after the Separation Date, Employee shall not, directly or indirectly, on behalf of Employee or any other person or entity engaged in any business competitive with that of the Company, its affiliates or the franchisees of New Horizons Computer Learning Centers, Inc. (“NHCLC”), solicit any customer of the Company, its affiliates or any franchisee of NHCLC.

(e) For a period of twenty-four (24) months after the Separation Date, Employee shall not, directly or indirectly, on behalf of Employee or any other person or entity, interfere with the business or contractual relationship or prospective business relationship or advantage which the Company or any of its affiliates has with any supplier, customer or franchisee of NHCLC.

(f) In the event of a breach or threatened breach of the covenants set forth herein, Employee agrees that the Company shall be entitled, in addition to other remedies it may have, to injunctive relief in a court of competent jurisdiction to remedy any such breach or threatened breach, and Employee acknowledges that damages would be inadequate and insufficient.

14. Post-Employment Cooperation. Following the Separate Date, Employee agrees to cooperate and to make himself reasonably available to answer questions concerning any and all matters with which he was involved while employed by the Company and to render such other special assistance as may be reasonably required by the Company which does not unreasonably interfere with his other activities. Employee further agrees to cooperate with, to make himself reasonably available during, and to participate fully in the Company’s defense of any lawsuit, claim, cause of action, proceeding, arbitration, grievance, or hearing brought against the Company concerning any and all matters with which he was involved while employed by the Company.

15. Indemnification. Notwithstanding anything to the contrary set forth herein, this Agreement shall not adversely affect any rights to indemnification to which Employee may be entitled as a result of having been a Director, officer and employee of the Company pursuant to law, the Amended and Restated By-Laws of the Company or the Indemnity Agreement dated August 3, 1992, all of which shall survive this Agreement in accordance with their respective terms.

16. Confidentiality of Agreement. Employee and Employee’s heirs, executors, successors, assigns, representatives, and attorneys shall hold the fact and terms of this Agreement in strict confidence and shall not communicate, reveal, or disclose the fact and terms of this Agreement to any other persons except to Employee’s immediate family, to legal counsel, and to tax consultants, all of whom shall be instructed by Employee similarly to hold the fact and terms of this Agreement in the strictest confidence, and as otherwise required by law.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original expression of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

18. Invalidity. The Parties agree that the invalidity or unenforceability of any provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

19. Governing Law. This Agreement shall be governed under the laws of the State of California.

20. Binding Successors/Assignment. This Agreement together with any amendments hereto, shall be binding upon and shall inure to the benefit of the Parties hereto and respective successors, assigns, heirs, and personal representatives, except that the rights and benefits of Employee under this Agreement are personal in nature and may not be assigned without prior written consent of the Company. All payments and benefits provided Employee herein shall be made to Employee’s estate in the event of Employee’s death prior to Employee’s receipt thereof.

21. Written Amendments. This Agreement may only be amended by mutual consent of the Parties hereto, with any such amendment to be invalid unless in writing, signed by Company and Employee.

22. Preservation of Rights/Waiver. No failure by either Party to insist upon compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy, upon any default of the other Party shall affect or constitute a waiver of the first Party’s right to insist upon any such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to any default; nor shall any custom or practice of the Parties at variance with any provision of this Agreement affect or constitute a waiver of any Party’s right to demand strict compliance with all provisions of this Agreement.

23. Entire Agreement. This Agreement represents the entire agreement between the Parties hereto on the matters expressly addressed herein, and there are no understandings between the Parties other than those specifically and particularly set forth in this Agreement. This Agreement shall not be amended or modified in any manner except upon written agreement by the Parties.

CAUTION TO EMPLOYEE: READ BEFORE SIGNING. THE COMPANY ADVISES YOU TO CONSULT AN ATTORNEY. THIS DOCUMENT CONTAINS A RELEASE OF CLAIMS PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement, effective as of the Effective Date of the Agreement.

DATE OF EXECUTION	AGREED TO AND ACCEPTED BY:
BY EMPLOYEE:

2/7/06	/s/Thomas J. Bresnan

THOMAS J. BRESNAN

EXECUTION WITNESSED BY:
/s/Greg Marsella

DATE OF EXECUTION	AGREED TO AND ACCEPTED BY:
BY COMPANY:	NEW HORIZONS WORLDWIDE, INC.

Feb. 7, 2006	By:/s/Curtis Lee Smith

Title:Chairman

EXECUTION WITNESSED BY:

/s/Mary Carol Smith